As filed with the Securities and Exchange Commission on December 17, 2004

Registration No. _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

MFA MORTGAGE INVESTMENTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

_________________

Maryland	13-3974868
(State of Incorporation)	(I.R.S. Employer
Identification No.)

350 Park Avenue, 21st Floor
New York, NY 10022
(Address of Principal Executive Offices, Including Zip Code)

_________________

MFA Mortgage Investments, Inc.
2004 Equity Compensation Plan
(Full Title of Plan)

_________________

Stewart Zimmerman
Chairman of the Board, Chief Executive Officer and President
MFA Mortgage Investments, Inc.
350 Park Avenue, 21st Floor
New York, NY 10022
Tel:(212) 207-6400
Fax: (212) 207-6420
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

_________________
Copies to:

Timothy W. Korth, Esq	Jay L. Bernstein, Esq.
MFA Mortgage Investments, Inc.	Clifford Chance US LLP
350 Park Avenue, 21st Floor	31 West 52nd Street
New York, NY 10022	New York, NY 10019
Tel: (212) 207-6400	Tel: (212) 878-8000
Fax: (212) 207-6420	Fax: (212) 878-8375

CALCULATION OF REGISTRATION FEE

Title of Each	Amount	Proposed Maximum	Proposed Maximum	Amount Of
Class of Securities	To Be	Offering Price Per	Aggregate Offering	Registration
To Be Registered	Registered (1)	Share (2)	Price	Fee

Common Stock, par value $0.01 per
share, to be issued under the
2004 Equity Compensation Plan	2,100,000 shares	$ 9.02	$ 18,942,000.00	$ 2,230.00

Common Stock, par value $0.01 per
share, to be issued under the
Second Amended and Restated 1997	1,200,000 shares(3)	N/A	N/A	N/A (3)
Stock Option Plan

Total	3,300,000 shares	$ 9.02	$ 18,942,000.00	$ 2,223.00

     (1)      Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act), this registration statement also covers such additional securities as may hereinafter be offered or issued to prevent dilution resulting from any share split, share dividends, recapitalization or certain other capital adjustments.

     (2)      Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The price per share is estimated to be $9.02, based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on December 10, 2004, which was within five business days of the filing of this registration statement.

     (3)      The offer and sale of 1,200,000 shares registered hereby (or the Carryover Shares) were previously registered pursuant to registration statements on Form S-8 (File Nos. 333-39772 and 333-67758) filed by the registrant and effective on June 21, 2000 and August 17, 2001, respectively, for offer and sale under the Second Amended and Restated 1997 Stock Option Plan. As of the date of filing hereof, the Carryover Shares have not been issued and sold pursuant to the Second Amended and Restated 1997 Stock Option Plan. The 2004 Equity Compensation Plan is the successor plan to the Second Amended and Restated 1997 Stock Option Plan. The Carryover Shares and the corresponding portion of the fee paid by the registrant with respect to Second Amended and Restated 1997 Stock Option Plan are being carried over to this registration statement in accordance with Instruction E to Form S-8. Accordingly, no additional registration fee is payable with respect to the Carryover Shares.

EXPLANATORY NOTE

MFA Mortgage Investments, Inc. (or the Company) has filed this registration statement on Form S-8 to register 2,100,000 shares of its common stock, par value $0.01 per share (or the Common Stock), issuable pursuant to the MFA Mortgage Investments, Inc. 2004 Equity Compensation Plan and 1,200,000 shares of Common Stock (or the Carryover Shares), which were previously registered in connection with the Company’s Second Amended and Restated 1997 Stock Option Plan on the Company’s registration statements on Form S-8 (File Nos. 333-39772 and 333-67758) filed by the Company and effective on June 21, 2000 and August 17, 2001, respectively, for offer and sale under the Second Amended and Restated 1997 Stock Option Plan. The Carryover Shares and the corresponding portion of the fee paid by the Company with respect to Second Amended and Restated 1997 Stock Option Plan are being carried over to this registration statement in accordance with Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (or the SEC) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

i

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     We incorporate by reference into this registration statement the following documents which we previously filed with the SEC:

     •      Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

     •     Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

     •     Our current reports on Form 8-K filed with the SEC on February 12, 2004, April 23, 2004, August 20, 2004 and October 22, 2004;

     •     Our definitive proxy statement filed with the SEC on April 21, 2004; and

     •     The description of our common stock, par value $0.01 per share, contained in our registration statement on Form 8-A filed with the SEC on March 26, 1998, including all amendments and reports filed for the purpose of updating such description.

     All reports and other documents that we file in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (or the Exchange Act), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered by this registration statement have been sold or that deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. If any document that we file changes anything said in this registration statement or in an earlier document that is incorporated into this registration statement, the later document will modify or supersede what is said in this registration statement or the earlier document. Nothing in this Item 3 shall be deemed to incorporate information furnished by us on Form 8-K (pursuant to the requirements of Regulation FD or otherwise) that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          Not applicable.

Item 6.    Indemnification of Directors and Officers

     As permitted by the Maryland General Corporation Law (or the MGCL), Article Eighth, Paragraph (a)(5) of our Amended and Restated Articles of Incorporation (or Articles) provides for indemnification of our directors and officers as follows:

We may provide any indemnification permitted by the general laws of Maryland and shall indemnify current and former directors, officers, agents and employees as follows: (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation, or at its request, any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the board of directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The board of directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.

     Our Bylaws contain indemnification procedures that implement those of our Articles. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and was (i) committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

     As permitted by the MGCL, Article Eighth, Paragraph (a)(6) of our Articles provides for limitation of liability of our directors and officers as follows:

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no current and former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

     The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     As permitted under Section 2-418(k) of the MGCL, we have purchased and maintain insurance on behalf of our directors and officers against any liability asserted against such directors and officers in their capacities as such.

Item 7.   Exemption from Registration Claimed

          Not applicable.

Item 8.   Exhibits

     The following documents are filed with or incorporated by reference in this registration statement:

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the registrant (incorporated herein by reference to the Form 8-K, dated April 10, 1998, filed by the registrant pursuant to the Exchange Act (SEC File No. 1-13991)).

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of the registrant, dated August 6, 2002 (incorporated herein by reference to the Form 8-K, dated August 13, 2002, filed by the registrant pursuant to the Exchange Act (SEC File No. 1-13991)).

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of the registrant, dated August 16, 2002 (incorporated herein by reference to Exhibit 3.3 of the Form 10-Q, dated September 30, 2002, filed by the registrant pursuant to the Exchange Act (SEC File No. 1-13991)).

3.4	Articles Supplementary of the registrant, dated April 22, 2004, designating the registrant’s 8.50% Series A Cumulative Redeemable Preferred Stock (incorporated herein by reference to Exhibit 3.4 of the Form 8-A, dated April 23, 2004, filed by the registrant pursuant to the Securities Act (SEC File No. 1-13991)).

3.5	Amended and Restated Bylaws of the registrant (incorporated herein by reference to the Form 8-K, dated August 13, 2002, filed by the registrant pursuant to the Exchange Act (SEC File No. 1-13991)).

4.1	Specimen of Common Stock Certificate of the registrant (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-4, dated February 12, 1998, filed by the registrant pursuant to the Securities Act (SEC File No. 333-46179)).

Exhibit No.	Description
5.1	Opinion of Clifford Chance US LLP.
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
24.1	Powers of Attorney (included on signature page of this registration statement).

Item 9.   Undertakings

     (a)     The undersigned registrant hereby undertakes:

              (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

            (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December  16, 2004.

MFA MORTGAGE INVESTMENTS, INC.
By: /s/ Stewart Zimmerman Stewart Zimmerman Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes Stewart Zimmerman and William S. Gorin, or either of them, as attorney-in-fact with full power of substitution, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date
/s/ Stewart Zimmerman	Chairman of the Board, Chief Executive Officer and	December 16, 2004
Stewart Zimmerman	President (Principal Executive Officer)
/s/ William S. Gorin William S. Gorin	Chief Financial Officer (Principal Financial Officer)	December 16,2004

/s/ Teresa D. Covello Teresa D. Covello	Chief Accounting Officer (Principal Accounting Officer)	December 16, 2004

/s/ Stephen Blank Stephen Blank	Director	December 16, 2004

/s/ James Brodsky James Brodsky	Director	December 16, 2004

/s/ Edison C. Buchanan Edison C. Buchanan	Director	December 16, 2004

/s/ Michael L. Dahir Michael L. Dahir	Director	December 16, 2004

/s/ Alan Gosule Alan Gosule	Director	December 16, 2004

/s/ George H. Krauss George H. Krauss	Director	December 16, 2004

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the registrant (incorporated herein by reference to the Form 8-K, dated April 10, 1998, filed by the registrant pursuant to the Exchange Act (SEC File No. 1-13991)).
3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of the registrant, dated August 6, 2002 (incorporated herein by reference to the Form 8-K, dated August 13, 2002, filed by the registrant pursuant to the Exchange Act (SEC File No. 1-13991)).
3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of the registrant, dated August 16, 2002 (incorporated herein by reference to Exhibit 3.3 of the Form 10-Q, dated September 30, 2002, filed by the registrant pursuant to the Exchange Act (SEC File No. 1-13991)).
3.4	Articles Supplementary of the registrant, dated April 22, 2004, designating the registrant’s 8.50% Series A Cumulative Redeemable Preferred Stock (incorporated herein by reference to Exhibit 3.4 of the Form 8-A, dated April 23, 2004, filed by the registrant pursuant to the Securities Act (SEC File No. 1-13991)).
3.5	Amended and Restated Bylaws of the registrant (incorporated herein by reference to the Form 8-K, dated August 13, 2002, filed by the registrant pursuant to the Exchange Act (SEC File No. 1-13991)).
4.1	Specimen of Common Stock Certificate of the registrant (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-4, dated February 12, 1998, filed by the registrant pursuant to the Securities Act (SEC File No. 333-46179)).
5.1	Opinion of Clifford Chance US LLP.
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
24.1	Powers of Attorney (included on signature page of this registration statement).